FIRST BUSINESS CEO REPORT

Fourth Quarter 2014



First Business Bank Center

NASDAQ® LISTED | FBIZ®

First Business®

DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS:

2014 was truly a banner year for First Business Financial Services, Inc. ("First Business"). We produced record earnings, revenues, deposits and loans. Likewise, our trust and investment operation produced record fee revenue from assets under management and administration. Meanwhile, our asset quality metrics improved significantly, which continued our trend of increasing asset quality. Finally, our year culminated with the successful completion of our first-ever whole-bank acquisition. By every measure 2014 was an outstanding year, and management believes that it has positioned us well for the future.

ALTERRA ACQUISITION AMONG 2014's MANY HIGHLIGHTS

A highlight of 2014 was our acquisition of Alterra Bank ("Alterra"), completed on November 1st. Already, we are leveraging the many strengths Alterra brings. Most notably, we've gained immediate access to a market similar in the mix of business to our Madison, Wisconsin, home base, but at triple the size. With Alterra's expertise as the number one Small Business Administration ("SBA") lender in Kansas City, we've also gained a team not only with deep local ties, but the experience necessary to successfully introduce SBA lending throughout our existing markets. Our integration of Alterra is off to a great start. In the final two months of the year, First Business benefited from Alterra's strong fourth quarter results, including linked-quarter, annualized loan and deposit growth of 18% and 16%, respectively. We are pleased to report that our integration is progressing as planned, allowing us to focus on opportunities to build on our shared histories of profitable growth.

While we view ourselves as one First Business family, in certain cases we find it useful to strip out Alterra's impact and compare our "legacy" results in order to highlight year-over-year organic growth at First Business. Excluding Alterra, First Business's 2014 top line revenue grew 6.3% from 2013, and it was up 11.2% when factoring back in Alterra's revenues in the final two months of 2014. As a point of comparison, we frequently look to 2008 - a year which challenged our industry perhaps more than any other time. Since 2008, we have produced consistent annualized organic revenue growth of 10.2% per year. In addition, non-GAAP pre-tax adjusted earnings – pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items that are unrelated to First Business's primary business activities – grew to a record $22.5 million for 2014, up more than 5% from 2013, even including merger-related costs. Since 2008, non-GAAP pre-tax adjusted earnings has grown at a compound annual rate of 13.5%, exceeding our top line revenue growth rate by more than 30%, as efficiency remains a central component and strength of our operating model and a key driver in building shareholder value.

Despite one-time, pre-tax merger-related costs totaling $990,000, our 2014 efficiency ratio remained very strong at 60.1%, compared to 57.7% in 2013. We believe a key factor in our efficient operating model is our commitment to controlling costs while simultaneously and opportunistically investing in talent and technology – to build scalability, growth and profitability over the long-term.

INVESTMENTS IN TALENT PAYING OFF

We have not been shy about our interest in attracting talent to First Business. 2014 brought great success to this end, with year-end full-time equivalent employees growing to 167 from 145 at December 31, 2013, exclusive of the additional 48 employees we gained from Alterra. Robust loan growth in 2014 confirms the merits of our recent investments in talent. Excluding Alterra, fourth quarter loan balances

grew 16%, annualized, from the third quarter, reflecting solid momentum late in the year as our new business development officers ("BDOs") began to hit their stride, complementing the existing strength of our tenured team. Excluding Alterra balances, year-end net loans and leases were a record $1.070 billion, up 11% from the prior year end. As anticipated, our BDOs' productivity has been rising at a healthy clip, while maintaining our strong underwriting standards, and we believe there remains significant capacity for continued growth.

We've also challenged our team to gather in-market deposits from new and existing clients, and they've delivered. In-market deposits, which include all deposits except our brokered certificates of deposit and deposits gathered through internet listing services, grew more than 15% from December 31, 2013 to the end of 2014, excluding Alterra balances. Including Alterra balances, in-market deposits grew more than 37%. Compounded annually, these deposits have averaged growth of nearly 19% per year since 2008. Our track record is strong, and we believe there is considerable opportunity to grow balances across our markets in the future. In fact, including our new Kansas City market, we now operate across a footprint that has more than $80 billion in market deposits, of which we currently have less than 2%.[1]

FOCUSED ON GROWING DEPOSITS

Deposits, specifically in-market deposits, allow us to provide a valuable service to our clients. When we take in a deposit, we are safeguarding our clients' business profits, payroll funds, municipal tax monies, endowment funds and the like. It is a great honor and responsibility. With premier personalized service and competitive banking rates, we believe our deposit clients are well-served.

Importantly, in-market deposits also serve as a highly stable source of appropriately priced funds. With our BDOs' continued success, we have been able to achieve and maintain our targeted range of in-market deposits to total deposits. In addition, with the aid of the low-interest rate environment, our expanding in-market deposit base has contributed to a significant decline in our total cost of deposits, to 0.78%. While interest yields earned on loans have declined in recent years, our success in gathering loans and deposits have enhanced our liquidity profile and our profits. Against industry trends, we have increased our net interest margin in each year since 2009 - a considerable success.

However, it is significant to note that wholesale deposits – consisting of brokered certificates of deposit and deposits gathered through internet listing services – will continue to remain a meaningful component of our funding strategy. We believe a well-managed wholesale funding strategy is an efficient and effective model which allows us to offer longer term financing options while also reducing interest-rate risk by match-funding fixed rate loans with fixed rate wholesale deposits.

We continue to believe our relationship-based, limited branch approach to gathering deposits is unique in the markets we serve and provides First Business with an important competitive and economic advantage among our peers.

A STRONG START IN 2015

While 2014 was our best year yet, we are pleased to have kicked off 2015 on a high note.

In February 2015, we announced a $0.01, or 4.8%, increase to our quarterly cash dividend, to $0.22, following a 50% increase in January 2014. Measured against fourth quarter 2014 earnings per share of $0.89, the increased dividend represents a sustainable 25% payout ratio. Our healthy footing once again placed us in the

enviable position of being able to share our success with our shareholders. We are pleased to provide our shareholders with an increased return while, importantly, ensuring we continue to retain capital for reinvestment in our growing business.

In combination with a solid dividend, our shareholders have also benefited from substantial growth in the price of First Business stock. Since our December 2012 common stock offering through the end of 2014, our stock price has increased 103%. Across the same period, the SNL Micro Cap U.S. Bank and SNL Small Cap U.S. Bank indices rose by less than half that rate, or 42% and 45%, respectively.

STILL WORK TO DO

Interestingly, despite sizable stock price expansion, our ratio of price to earnings ("P/E"), a key metric by which investors assess a stock's value, remains below our competitors. At December 31, 2014, our stock traded with a P/E ratio of 13.5x, compared to 14.6x for the SNL Micro Cap U.S. Bank index and 17.4x for the SNL Small Cap U.S. Bank index. We believe our consistent and sustainable earnings power continues to set us apart, and we believe our stock remains undervalued. With returns on average assets and average equity that outperform most of our peers, and a competitive dividend yield, we certainly believe investors in First Business enjoy considerable value.

In the entrepreneurial First Business spirit, we are working hard to spread this story, particularly among institutional investors. The word is getting out. Today, we have 86 institutional holders of our stock; at September 30, 2012, that number was 14. Importantly, our average daily stock trading volume, a pivotal factor for some institutions that invest in large blocks of shares, has risen from approximately 2,400 shares in the third quarter of 2012, prior to our December 2012 common stock offering, to more than 11,000 today. Our volume is in line with the median for similarly-sized publicly-traded banks with $1-$3 billion in assets. However, while we've made important progress, the median publicly-traded bank with $3-$5 billion in assets sees an average of more than 60,000 shares traded per day. Increasing our trading volume is an important component of our efforts to achieve full and fair valuation of our stock for our shareholders.

You can be sure we'll continue spreading the word, and we hope you will too. We believe our consistent history of high-quality earnings and sustainable growth will continue, and we look forward to reporting our successes throughout 2015. As always, thank you for your support of First Business.

Sincerely,

Corey Chambas, President and CEO

[1] Reflects deposits in Wisconsin's Dane, Waukesha, Brown, Outagamie and Winnebago counties and the Kansas City MSA, as of June 30, 2014. Source: FDIC.

Financial Highlights

Income Statement Data (in thousands)	As of and for the Three Months Ended 12/31/14	12/31/13	% Change	For the Year Ended 12/31/14	12/31/13	% Change
Net interest income	$ 13,595	$ 10,984	23.8%	$ 46,130	$ 42,105	9.6%
Non-interest income	2,965	2,191	35.3%	10,103	8,442	19.7%
Top line revenue	16,560	13,175	25.7%	56,233	50,547	11.2%
Total operating expense (1)	10,132	7,374	37.4%	33,785	29,188	15.7%
Non-GAAP pre-tax adjusted earnings (2)	6,428	5,801	10.8%	22,448	21,359	5.1%
Provision for loan and lease losses	1,236	(1,202)	*	1,236	(959)	*
Net gain on foreclosed properties	(5)	(118)	*	(10)	(117)	*
Endowment to First Business Charitable Foundation	–	1,300	*	–	1,300	*
Income before income tax expense	5,197	5,821	(10.7)%	21,222	21,135	0.4%
Income tax expense	1,453	2,061	(29.5)%	7,083	7,389	(4.1)%
Net income	$ 3,744	$ 3,760	(0.4)%	$ 14,139	$ 13,746	2.9%
Efficiency ratio (3)	61.11%	55.97%		60.06%	57.74%	
Common Per Share Data						
Earnings - Diluted	$ 0.89	$ 0.95	(6.3)%	$ 3.51	$ 3.49	0.6%
Cash dividend declared	0.21	0.14	50.0%	0.84	0.56	50.0%
Period end tangible book value	29.01	27.71	4.7%			

Balance Sheet Data (in millions)	12/31/14	12/31/13	% Change
Total loans and leases, net	$ 1,266	$ 967	31.0%
Total assets	1,629	1,269	28.4%
In-market deposits (4)	1,011	736	37.4%
Stockholders' equity	138	109	26.4%

* Not meaningful

(1) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net gain on foreclosed properties, other discrete items that are unrelated to our primary business activities and amortization of other intangible assets, if any.

(2) "Non-GAAP pre-tax adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items that are unrelated to First Business's primary business activities.

(3) "Efficiency ratio" is a non-GAAP measure defined as total non-interest expense excluding net gains on foreclosed properties, other discrete items that are unrelated to the Company's primary business activities and amortization of other intangible assets, if any, divided by top line revenue.

(4) Total deposits excluding wholesale deposits.

Stock Performance

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by NASDAQ.

Quarter Ending	Trade Price High	Low	Closing Price	Volume
12/31/14	48.03	42.73	47.91	729,456
9/30/14	48.01	40.52	43.90	1,026,812
6/30/14	49.13	39.96	47.03	1,619,154
3/31/14	48.14	36.79	47.18	619,415
12/31/13	38.65	29.97	37.63	594,359

Investor Materials

Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, www.firstbusiness.com, or may be obtained from Mr. James F. Ropella by calling (608) 232-5970 or via e-mail at jropella@firstbusiness.com.

Dividend Reinvestment and Stock Purchase Plan

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare Investor Services
P.O. Box 30170
College Station, TX 77842-3170
www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)

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Minneapolis, MN
Madison, WI
Chicago, IL
St. Louis, MO
Kansas City
Denver, CO
Appleton, WI
Milwaukee, WI
Kenosha, WI
Detroit, MI
Hockessin, DE
Charlotte, NC
Atlanta, GA
San Antonio, TX
Banking Office
Asset-Based Lending Business Development Office
Factoring Office

First Business®

401 Charmany Drive · Madison, WI 53719

Timeline

- 1990, April – First Business Bank
- 1995, May – First Business Capital Corp.
- 1998, October – First Business Equipment Finance, LLC.
- 2000, June – First Business Bank - Milwaukee
- 2001, December – First Business Trust & Investments
- 2006, September – First Business Bank establishes Northeast Region
- 2012, November – First Business Factors
- 2014, September – First Business Bank - Milwaukee establishes Kenosha Region
- 2014, November – Alterra Bank